Exhibit 10.12

March 1, 1994

Board of Directors
South Atlantic Canners
601 Cousar Street
Bishopville, SC 29010

Dear Sirs’:

This letter is intended to outline our mutual intent to establish a long term relationship under which Coca-Cola Bottling Co. Consolidated and or it’s affiliates, (“CCBCC”), would maintain long term membership in the South Atlantic Canners production co-operative (“SAC”). As inducement to enter into this long term arrangement, SAC will hire CCBCC to manage SAC pursuant to a long term management agreement (the “Contract”). During the term of the Contract, the SAC Board of Directors (the “BOD”) will use its best efforts to see that a representative of CCBCC will be elected to serve on the BOD. This letter is intended to summarize the general intent of the parties with regard to this transaction, which will be more fully described in the Contract and a membership agreement between SAC and CCBCC.

Upon execution of the Contract CCBCC will agree to long term membership at SAC with a minimum annual commitment to purchase 4 million cases of cans, and a commitment for 20oz PET and 2 Liter PET to be determined (“CCBCC Membership”). Under the Contract, CCBCC will be paid to manage the day to day operations of SAC under the direction of the BOD. As part of the Contract, it will be CCBCC’s responsibility to oversee the acquisition and installation of two high speed production lines, one generally suited for 2 liter PET bottles and one generally suited for 20 ounce PET bottles, (the “Expansion”). CCBCC Membership will not become effective if the BOD does not authorize the Expansion and the required financing or if the Expansion cannot be undertaken for unforeseen circumstances. Upon execution of this letter agreement, CCBCC will begin to plan the Expansion and will have 60 days to determine the ultimate feasibility of the Expansion and its projected costs. If the Expansion is deemed to be feasible, can be accomplished for not more than $15 million, the BOD approves the capital expenditures, acceptable financing is obtained and the Contract is executed, CCBCC will immediately begin to undertake the Expansion and CCBCC Membership will become effective.

Existing members will not be required to purchase PET bottle products from SAC. It is anticipated that SAC will finance the Expansion under a bank agreement which will require loan guarantees. SAC members that choose to purchase PET bottle products will be required to provide loan guarantees using an allocation method similar to that used at Southeastern Container.

SAC will amend its Bylaws to authorize the BOD to enter into a management contract of the type contemplated in this letter. No changes in the bylaws of SAC are contemplated under this agreement. SAC will remain a separate legal entity in its current form without change. It is anticipated that the PET operation of SAC will be established as a separate allocation unit within SAC, and allocations of net earnings from the PET operation will be made to the members of SAC who participate in this unit.

Management Agreement Outline:

Duration: Long term contract (10 years +)

Management Fee: CCBCC will receive $.15 for each physical case produced at SAC. The fee will be increased annually by the increase in the CPI * The management fee will compensate CCBCC for all of the services it normally provides to its production centers out of its Charlotte, NC headquarters operation (a summary of these services is attached). All costs incurred on behalf of SAC by CCBCC (with the exception of the Charlotte based services) including the cost for all employees that are located “on site” at SAC will be charged to SAC. “On site” employees include all direct and indirect labor as well as all management and administrative employees that arc based in Bishopville.

Responsibilities of the BOD and CCBCC: As required by law, the business and affairs of SAC will be exercised under the direction of the BOD. In this regard, the BOD will set policies for the organization, approve the annual budget, review and supervise the financial performance of the company, review and approve long and short term business plans, approve major financial undertakings, including major financial commitments, and generally supervise the performance of the company in accordance with the direction established by the BOD. It will be the BOD’s responsibility to assure that all costs will be allocated fairly to the various products produced at SAC. Product pricing and rebates will be at the discretion of the BOD and will be the same for all members participating in all units including the new PET allocation unit.

      *    not to exceed a total management fee of 25¢ per case for the first 10 years of the agreement, with increases thereafter as provided in the final document

The day to day affairs of the company will be handled by CCBCC which shall provide management services to SAC under the Contract. In this regard, CCBCC will produce products which meet franchise company specifications and will deliver all products within reasonable age standards as approved by the BOD. CCBCC will prepare annul budgets for BOD review and approval and will report monthly financial results in a format acceptable to the BOD which generally communicate SAC’s financial position and financial performance versus budget. CCBCC will be responsible for general accounting, billing, collections, accounts payable, payroll, maintenance of fixed asset records, tax accounting and return preparation, negotiation of and administration of all financings, purchasing of raw materials, administration of benefit plans, acquisition of insurance policies, monitoring compliance with all relevant EPA and OSHA regulations, internal audit of policy compliance and any other services generally provided by Charlotte HQ based employees for CCBCC’s manufacturing operations. As discussed above, the performance of these duties will be the responsibility of CCBCC, however the cost of these items will be borne by either CCBCC or SAC based on the model that all functions that are currently being performed by Charlotte HQ based personnel will be covered by the management fee and all “on site” employees’ costs and third party fees and other charges for specific materials or service will be borne by SAC. An exhaustive list of these services will be prepared and attached to the final agreement. CCBCC will also perform such other management functions in the normal course of business as may be determined from time to time by the BOD.

The members will provide reasonable estimates of annual volume requirements by brand and package to CCBCC for planning purposes each year for CCBCC to use in preparing annual budgets. The members will also provide product orders to CCBCC in a manner and within time parameters as reasonably requested by CCBCC.

CCBCC has a firm policy of working to maintain a union free work environment. The BOD will authorized CCBCC as manager to use all reasonable means to ensure that SAC maintains its union free status.

The BOD will authorize annually or as deemed necessary by the BOD an independent audit of the financial results and financial position of SAC. CCBCC will provide full access to its books and records to SAC auditors. However, CCBCC will not be required to provide sensitive information, including but not limited to its raw material costs to SAC members. These costs will be provided to independent auditors as needed in the audit process but they will be bound by confidentiality with regard to releasing this information. CCBCC will represent, and auditors can confirm, that the amounts charged to SAC for materials and services purchased on its behalf will be the actual costs incurred by CCBCC. With exception for potential differing specifications, source of supply and freight cost, it is CCBCC’s intent that materials purchased on behalf of SAC will be identical in cost and quality to those purchased for CCBCC directly.

The BOD will provide CCBCC the authority required to meet its responsibilities as manager and will use reasonable business judgment in considering annual operating and capital spending budget proposals submitted by CCBCC as manager. The BOD will also use reasonable business judgment in considering changes to these budgets based on changes in the underlying cost assumptions or production volume requirements. It will be the BOD’s responsibility to assure that all costs will be allocated fairly to the various products produced at SAC. Product pricing and rebates will be at the discretion of the BOD and will be the same for all members.

The Contract will provide for reasonable quality and service standards which must be met by CCBCC (definitions to be included in the final agreement). If CCBCC is in violation of these requirements or otherwise fails to comply in all material respects with the policies and directions of the BOD and, within 90 days following written notice from the BOD, is unable to comply, the BOD will have the right to cancel the Contract. In order for the BOD to cancel the Contract it must determine in its reasonable business judgment that an alternative manager could have meet the performance requirements during the time of CCBCC’s non-compliance and the BOD must require similar performance requirements of the management it chooses to replace CCBCC. In the event the BOD chooses to cancel the Contract, CCBCC will have the option to continue its Membership. After termination, CCBCC will have the same rights to cancel its purchase commitments as any other SAC member with regard to product pricing, however, in the event CCBCC cancels its purchase commitments, it may not withdraw from its guarantee of the debt used for the Expansion, except in accordance with the terms of the guarantee. If the Contract is terminated, CCBCC must provide such services in the Contract requested by the BOD during a reasonable transition period under the then existing terms of the Contract. *

Other: In the unlikely event after this transaction is consummated there is a dispute between the parties that cannot be resolved in the ordinary course of business, each party will designate a representative to meet and negotiate in good faith for up to 5 business days. If these negotiations are not successful in resolving the issue, the parties agree to binding arbitration of the dispute to be scheduled as soon as is practical under the circumstances.

      *    CCBCC will sign the same basic purchase agreement as other members. CCBCC will have the same right to terminate its membership and discontinue purchasing as other members; provided, however, that CCBCC will not terminate its membership or discontinue purchasing at specified levels while it serves as manager of SAC.

CCBCC has reviewed the financial statements of SAC dated as of 8-31-93 and is operating under the assumption that SAC’s financial position was accurately reflected in these statements and that no material adverse changes have occurred with respect to SAC’s financial condition subsequent to 8-31-93.

By signing below, the parties are committing to work in good faith and as quickly as can be reasonably expected to negotiate mutually acceptable documentation for the transaction as outlined in this letter. With exception of this commitment to negotiate in good faith, the parties are not contractually obligated to each other with respect to the matters discussed herein until the final documentation contemplated by this letter has been executed. The final agreements are subject to formal approval by the Boards of Directors of CCBCC and SAC.

Agreed to on March 1, 1994 by:

/s/ DAVID V. SINGER	/s/ A.T. HEATH

David V. Singer Vice President and Chief Financial Officer Coca-Cola Bottling Co. Consolidated	A. T. Heath, III Chairman of the Board South Atlantic Canners